Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

AMONG

AMBASSADORS INTERNATIONAL, INC.,

AMBASSADORS CRUISE GROUP, LLC,

AND

OREGON RAIL HOLDINGS, LLC

DECEMBER 27, 2005

-i-

-ii-

-iii-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Agreement (“Agreement”) is entered into as of December 27, 2005, by and among AMBASSADORS INTERNATIONAL, INC., a Delaware corporation (“Ambassadors”), AMBASSADORS CRUISE GROUP, LLC, a Delaware limited liability company and wholly owned subsidiary of Ambassadors (the “Buyer”) and OREGON RAIL HOLDINGS, LLC, an Oregon limited liability company (the “Seller”). Ambassadors, the Buyer and the Seller are referred to collectively herein as the “Parties.”

WHEREAS, the Seller owns all of the outstanding membership interests of American West Steamboat Company, LLC (“AWSC”), EN Boat, LLC (“EN Boat”) and QW Boat, LLC (“QW Boat”), each an Oregon limited liability company and wholly owned subsidiary of the Seller (each individually, a “Target” and collectively, the “Targets”); and

WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding membership interests of each Target and certain other assets used and/or useful in the operation of certain vessels in return for the Buyer’s (a) assumption of all obligations of the Seller, subject to the restructuring of the MARAD Debt (as defined below), (b) payment or provision of funds to pay the KeyBank Settlement (as defined below), and (c) payment of one dollar in cash at the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE I

DEFINITIONS

The following terms, when used in this Agreement, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or plural depending on the reference.

“AAA” has the meaning set forth in Section 11.15 below.

“ABS” means the American Bureau of Shipping.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreement” has the meaning set forth in the preface above.

“Ambassadors” has the meaning set forth in the preface above.

“AWSC” has the meaning set forth in the preface above.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Benefit Arrangement” shall mean any employment, consulting, severance parachute or change in control, or other similar contract, agreement, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multi-employer Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by any Target or any ERISA Affiliate of any Target or under which any Target or any ERISA Affiliate of any Target may incur any liability, and (c) covers or covered any employee or former employee of any Target or any ERISA Affiliate of any Target.

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnitees” has the meaning set forth in Section 8.2 below.

“Cash Payment” has the meaning set forth in Section 2.2(a) below.

“Charter” has the meaning set forth in Section 4.1 below.

“Closing” has the meaning set forth in Section 2.3 below.

“Closing Date” has the meaning set forth in Section 2.3 below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all information, knowledge, know-how, or data regardless of form (whether written, oral, photographic, electronic, magnetic, computer or otherwise) (i) regarding the business of Ambassadors, the Buyer, the Seller or any of the Targets which is not generally available to the public, including but not limited to Ambassadors’, the Buyer’s, the Seller’s or any of the Targets’ plans for future products, services or developments or (ii) concerning third persons (including employees) which is not generally available to the public. Notwithstanding the foregoing, Confidential Information shall not include: (x) information which is, or was at the time it was disclosed, generally or readily obtainable by the public, (y) information which is publicly known or becomes known, through no fault or activity of the party to whom the Confidential Information was disclosed, or (z) information which is required to be disclosed pursuant to applicable Law.

“Contracts” has the meaning set forth in Section 4.19 below.

“Controlled Group of Corporations” has the meaning set forth in Code Section 1563.

“Damages” has the meaning set forth in Section 8.2 below.

“Disclosure Schedule” has the meaning set forth in Article IV below.

“Dispute” has the meaning set forth in Section 11.15 below.

“Employee Plans” means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

“EN Boat” has the meaning set forth in the preface above.

“Environmental, Health, and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”, with respect to any entity, shall mean any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, the identified entity, as defined in Section 414(b), (c), (m) or (o) of the Code, or under “common control” with the identified entity, within the meaning of Section 4001(b)(1) of ERISA.

“Excluded Taxes” means the Taxes reflected on Section 4.15(a) of the Disclosure Schedule which are attributable to Pre-Closing Tax Periods and are subject to assessment and/or settlement proceedings in the states of Washington and/or Oregon.

“Extremely Hazardous Substance” has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

“Financial Statements” has the meaning set forth in Section 4.12 below.

“Floating Survey” has the meaning set forth in Section 10.1 below.

“Fund” has the meaning set forth in Section 6.4(b) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Notifications and Approvals” has the meaning set forth in Section 7.1(c) below.

“Governmental Authority” means any Federal, state, local or non-U.S. government or any court, legislature, governmental agency or governmental commission or any judicial or regulatory authority of any government.

“In-Class” means, with respect to any Vessel, that such Vessel is in full conformity with its ABS classification as set forth on a current ABS Certificate of Classification.

“In-Compliance” means, with respect to any Vessel, that such Vessel is in good condition; in working order and repair; sufficiently tackled, appareled, furnished, equipped and supplied; in every respect seaworthy and in good operating condition; in full conformity with all applicable regulations of the USCG, the ABS, and any other applicable Governmental Authority; and subject to a current USCG Certificate of Inspection.

“Indemnified Party” has the meaning set forth in Section 8.5(a) below.

“Indemnifying Party” has the meaning set forth in Section 8.5(a) below.

“Inspections” has the meaning set forth in Section 10.1 below.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Balance Sheets” means the balance sheets included in the Interim Financial Statements.

“Interim Financial Statements” has the meaning set forth in Section 4.12 below.

“Interim Financial Statements Date” has the meaning set forth in Section 4.12 below.

“KeyBank Settlement” means the amount that KeyBank National Association has agreed to accept in full satisfaction of all amounts due or that may become due pursuant to that certain Loan Agreement entered into as of July 9, 1999, as amended, that certain Term Promissory Note entered into as of July 9, 1999, as amended, and that certain Line of Credit Promissory Note entered into as of July 9, 1999, as amended, including, without limitation, all principal and accrued but unpaid interest under such agreements.

“Knowledge” means actual knowledge after reasonable investigation.

“Knowledge of the Seller” means actual knowledge after reasonable investigation of Tom Carman or Randy Burns.

“Laws” means (a) all applicable domestic, international, admiralty and maritime laws, including all statutes, codes, plans, ordinances, regulations, decrees, rules, municipal by-laws and orders of every Governmental Authority and (b) any applicable judicial, arbitral, administrative, ministerial, departmental or regulatory judgment, decision, injunction, decree, ruling or order of any court or governmental or regulatory agency, department, authority, body or instrumentality.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Major Defect” has the meaning set forth in Section 10.2 below.

“Major Defect Indemnity Basket” has the meaning set forth in Section 10.2 below.

“Major Defect Repair Cost” has the meaning set forth in Section 10.2 below.

“MARAD” means the United States Department of Transportation Maritime Administration.

“MARAD Debt” means all amounts due or that may become due to MARAD pursuant to that certain U.S. Government Guaranteed Ship Financing Obligation for 4.63% Sinking Fund Obligations, 2003 Series, due July 18, 2028, including, without limitation, all principal and accrued but unpaid interest under such agreement.

“Material Adverse Change” means any change relating to the business, properties, assets, condition (financial or otherwise) or results of operation of the Targets taken as a whole that has had or would reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means any material adverse effect on the business, properties, assets, condition (financial or otherwise) or results of operation of the Targets taken as a whole.

“Multiemployer Plan” shall mean any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, (a) which any Target or any ERISA Affiliate of any Target maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980 and prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which any Target or any ERISA Affiliate of any Target may incur any liability and (b) which covers any employee or former employee of any Target or any ERISA Affiliate of any Target.

“NASDAQ” has the meaning set forth in Section 11.1 below.

“Non-Compete Area” has the meaning set forth in Section 6.4(b) below.

“Non-Compete Period” has the meaning set forth in Section 6.4(a) below.

“Non-Solicitation Area” has the meaning set forth in Section 6.5 below.

“Non-Solicitation Period” has the meaning set forth in Section 6.5 below.

“NYSE” has the meaning set forth in Section 11.1 below.

“Operating Agreement” has the meaning set forth in Section 4.1 below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), (a) which any Target or any ERISA Affiliate of any Target maintains, administers, contributes to or is required to contribute to, or, prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which any Target or any ERISA Affiliate of any Target may incur any liability and (b) which covers or covered any employee or former employee of any Target or any ERISA Affiliate of any Target.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Physical Inspection” has the meaning set forth in Section 10.1 below.

“Post-Closing Tax Period” means any Tax period beginning on the day after the Closing Date and that portion of any Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Liabilities” has the meaning set forth in Section 8.2 below.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.2(d) below.

“QW Boat” has the meaning set forth in the preface above.

“Rail Subs” has the meaning set forth in Section 6.4(b) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Seller” has the meaning set forth in the preface above.

“Simmons Agreement” has the meaning set forth in Section 6.7 below.

“SOLAS” has the meaning set forth in Section 4.6(b) below.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Subject Company” has the meaning set forth in Section 6.4(a) below.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Target” and “Targets” have the meanings set forth in the preface above.

“Target Licenses and Permits” has the meaning set forth in Section 4.9 below.

“Target Membership Interest” means any membership interest in any Target.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.5(a) below.

“Transfer Taxes” has the meaning set forth in Section 6.8(a) below.

“USCG” means the United States Coast Guard.

“Vessel” means the ship EMPRESS OF THE NORTH, official number 1140867, and/or the ship QUEEN OF THE WEST, official number 1033572 (together, the “Vessels”).

“Welfare Plan” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, (a) which any Target or any ERISA Affiliate of any Target maintains, administers, contributes to or is required to contribute to, or under which any Target or any ERISA Affiliate of any Target may incur any liability and (b) which covers or covered any employee or former employee of any Target or any ERISA Affiliate of any Target.

“Year End Financial Statements” has the meaning set forth in Section 4.12 below.

ARTICLE II

SALE AND PURCHASE OF MEMBERSHIP INTERESTS

Section 2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Seller’s right, title and interest in the Target Membership Interests, free and clear of all liens, pledges, encumbrances, charges and claims thereon, for the consideration specified below. Upon consummation of the transaction, the Buyer will hold all of the issued and outstanding Target Membership Interests, free and clear of any and all liens and encumbrances.

Section 2.2 Consideration.

(a) Cash Purchase Price. The Buyer agrees to pay to the Seller at the Closing One Dollar ($1.00) (the “Cash Payment”) by delivery of cash payable by wire transfer or delivery of other immediately available funds.

(b) KeyBank Settlement. The Buyer agrees at the Closing to pay or provide the funds to pay Four Million Three Hundred Twenty Seven Thousand Four Hundred Twenty Six Dollars ($4,327,426) toward satisfaction of the KeyBank Settlement.

(c) Assumption of MARAD Debt. The Buyer agrees at the Closing to assume the then-remaining MARAD Debt, subject to the Seller’s obligation, prior to the Closing, to restructure the MARAD Debt as provided for in Section 5.2.

(d) The consideration set forth in this Section 2.2 (collectively, the “Purchase Price”) shall be allocated among the Targets and their assets as mutually agreed to by the Buyer and the Seller. The Purchase Price allocation shall be made in the manner required by Section 1060 of the Code. No later than 30 days prior to the filing thereof, each party shall deliver to the other parties Internal Revenue Service (“IRS”) Form 8594 and any required exhibits thereto setting forth the Purchase Price allocation. The Sellers and the Buyer shall (i) be bound by the Purchase Price allocation for all Tax purposes; (ii) prepare and file all Tax Returns in a manner consistent with the Purchase Price allocation; and (iii) take no position inconsistent with the Purchase Price allocation in any Tax Return, any proceeding before any taxing authority or otherwise unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. In the event that the Purchase Price allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties and keep the other parties apprised of material developments concerning resolution of such dispute.

Section 2.3 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins in Costa Mesa, California, commencing at 11:00 a.m. local time on the second business day following the satisfaction or waiver of the conditions set forth in Article VII, other than those conditions relating to deliveries at the Closing, or such other date as the Buyer and the Seller may mutually determine (the “Closing Date”).

Section 2.4 Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7.1 below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7.2 below, (iii) the Seller will have delivered to the Buyer a duly executed assignment document transferring the Target Membership Interests, and (iv) the Buyer will deliver to the Seller the Cash Payment specified in Section 2.2(a) above.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

CONCERNING THE TRANSACTION

Section 3.1 Representations and Warranties of the Seller. The Seller represents and warrants to Ambassadors and the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1) with respect to the Seller, except as set forth in the Disclosure Schedule.

(a) Organization. The Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Oregon. The Seller is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary.

(b) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution of this Agreement by the Seller and the delivery and performance by the Seller of this Agreement has been duly authorized. Any and all limited liability company acts and other proceedings required for the due and valid authorization, execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transfer of the Target Membership Interests to the Buyer have been validly and appropriately taken. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. Except as otherwise set forth on Section 3.1(b) of the Disclosure Schedule, the Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority in order to consummate the transactions contemplated by this Agreement.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance by the Seller of its obligations under this Agreement, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Authority, or court to which the Seller is subject, nor any Charter, Operating Agreement, or material agreement of any of the Targets.

(d) Brokers’ Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Target Membership Interests. The Seller holds of record and owns beneficially all Target Membership Interests free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities Laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any Target Membership Interests (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Target Membership Interests. The Seller has delivered to the Buyer copies of all agreements relating to any Target Membership Interests.

Section 3.2 Representations and Warranties of the Buyer. Each of Ambassadors and the Buyer represents and warrants to the Seller that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2).

(a) Organization of Ambassadors. Ambassadors is a corporation duly organized, validly existing, and in good standing under the Laws of Delaware.

(b) Organization of the Buyer. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of Delaware.

(c) Authorization of Transaction. Each of Ambassadors and the Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Ambassadors and the Buyer, enforceable in accordance with its terms and conditions. Neither Ambassadors nor the Buyer need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority in order to consummate the transactions contemplated by this Agreement.

(d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Authority, or court to which Ambassadors or the Buyer is subject or any provision of their certificate of incorporation or bylaws.

(e) Brokers’ Fees. Neither Ambassadors nor the Buyer has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

(f) Investment. The Buyer has been given sufficient access to information regarding the Seller and in connection with the transactions contemplated under this Agreement, including the opportunity to ask questions of, and receive answers from, persons acting on behalf of the Seller and concerning the Seller’s financial affairs, prospects and condition. The Buyer (i) is resident in or otherwise subject to the securities legislation of the United States, and the acquisition of the Target Membership Interests under this Agreement shall occcur only in the United States, (ii) by reason of its business or financial expertise, has the capacity to protect its own interests in connection with the acquisition of the Target Membership Interests, and (iii) is an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act. The Buyer is acquiring the Target Membership Interests under this Agreement for its own account and not for the account or on behalf of others, and it is doing so with the intent of retaining such Target Membership Interests as an investment and without the current intent to redistribute (other than distributions to the Buyer’s stockholders as of the Closing) such Target Membership Interests.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

THE SELLER CONCERNING THE TARGETS

The Seller represents and warrants to Ambassadors and the Buyer that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty addresses the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement.

Section 4.1 Organization, Qualification, and Corporate Power. Each Target is a limited liability company duly organized, validly existing, and in good standing under the Laws of Oregon. Each Target is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required. Each Target has full limited liability company power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 4.1 of the Disclosure Schedule lists the managers, directors and officers of each Target. The Seller has delivered to the Buyer correct and complete copies of the articles of organization (the “Charter”) and limited liability company operating agreement (the “Operating Agreement”) of each Target (as amended to date). The minute books (containing the records of meetings and actions of the members and managers), the membership interest certificate books, and the membership interest record books of each Target are correct and complete. Each Target is not in default under or in violation of any provision of the Charter or the Operating Agreement.

Section 4.2 Membership Interest Ownership and Capitalization. The issued and outstanding membership interests of AWSC consist of 1,000 membership interests. The issued and outstanding membership interests of EN Boat consist of 1,000 membership interests. The issued and outstanding membership interests of QW Boat consist of 1,000 membership interests. The Seller is the sole record and beneficial owner of all of the issued and outstanding Target Membership Interests. All of the issued and outstanding Target Membership Interests have been duly authorized and are validly issued. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Target to issue, sell, or otherwise cause to become outstanding any Target Membership Interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Target Membership Interests.

Section 4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Authority, or court to which any Target is subject or any provision of any Target’s Charter or Operating Agreement or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Each Target is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

Section 4.4 No Conflict. Neither the execution and the delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance by the Seller of its obligations under this Agreement, will result in any conflict with, or result in a violation or breach of any of the provisions of, or constitute (with or without due notice, lapse of time or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any lien or other encumbrances upon any of the properties or assets of any Target under (i) the Charter or Operating Agreement of such Target, (ii) any contract or agreement to which such Target is a party or by which any of the properties or assets of such Target is bound, or (iii) any permit, Law, rule, regulation, judgment, order or decree applicable to such Target or to which any of the properties or assets of such Target is subject.

Section 4.5 Brokers’ Fees. Each Target does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 4.6 Vessels.

(a) Section 4.6(a) of the Disclosure Schedule lists all vessels owned, chartered, subchartered or operated by each Target and sets forth, for each such Vessel, its (i) name, (ii) owner, (iii) the arrangement (including intercompany arrangements) pursuant to which such Vessel is chartered, subchartered or operated by such Target, (iv) official number and call sign, (v) registration and flag, (vi) TEU capacity as of the date hereof, (vii) vessel type, (viii) class description, (ix) name of classification society, (x) shipyard and year in which the Vessel was constructed, (xi) date of the Vessel’s last special survey as of the date hereof, (xii) date of the Vessel’s last drydocking as of the date hereof, and (xiii) the scheduled date of the Vessel’s next drydocking for purposes of the next scheduled special survey as of the date hereof.

(b) Each of the Vessels: (i) is free and clear of all Security Interests other than those securing the MARAD Debt; (ii) to the Knowledge of the Seller is adequate and suitable for use by its respective Target in its business as presently conducted in all material respects, ordinary wear and tear and depreciation excepted; (iii) to the Knowledge of the Seller is seaworthy in all material respects for hull and machinery insurance warranty purposes; (iv) is insured in all material respects in accordance with each of the arrangements pursuant to which the Vessel is chartered, subchartered or operated as set forth in Section 4.6(b) of the Disclosure Schedule; (v) is in compliance in all material respects with all demise charters and all mortgages covering such Vessels; (vi) to the Knowledge of the Seller is in compliance in all material respects with all material maritime and other Laws and requirements as are applicable to vessels documented under U.S. flag and operated in the manner operated by such Vessel’s respective Target in accordance with past practice; (vii) is properly documented under the Laws of the United States; (viii) holds a valid Certificate of Documentation with coastwise endorsement pursuant to 46 U.S.C. Section 12106; (ix) is in compliance with the Safety of Life at Sea Act (“SOLAS”) and all other legal and regulatory requirements governing safety; and (x) is properly documented and to the Knowledge of the Seller in compliance in all material respects with the requirements of its present class and classification society as set forth on Section 4.6(b) of the Disclosure Schedule. Neither the entry into this Agreement by the Seller nor the consummation of the transactions contemplated hereby will violate any Law relating to the business and operations of any Target and its ability to operate its respective Vessel in the manner in which such Vessel has been operated heretofore. Each Vessel’s owner is a citizen of the United States for purposes of the Shipping Act of 1916. As of the date hereof, all class certificates and national and international certificates of the Vessels are clean and valid and free of recommendations affecting class. The Seller has made available to the Buyer true and complete copies, in all material respects, of all outstanding Notices of Merchant Marine Inspection Requirements (Forms CG-835), if any, or any equivalent notices received under any alternate compliance program established by the USCG or ABS for each Vessel listed on Section 4.6(b) of the Disclosure Schedule that are in the Seller’s or any of the Targets’ possession as of the date hereof. Section 4.6(b) of the Disclosure Schedule lists those Vessels that are subject to the restrictions of the Capital Construction Fund Program and the construction differential subsidy program, each established under the Merchant Marine Act of 1936, as amended, but which do not restrict, in any material respect, the use of the Vessels by any of the Targets in their business as presently conducted.

Section 4.7 Title to Vessels. Each Target has good and marketable title to its respective Vessel.

Section 4.8 Title to Other Assets. Each Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or identified to the Buyer or acquired after the date thereof, free and clear of all Security Interests.

Section 4.9 Licenses and Permits. Section 4.9 of the Disclosure Schedule includes all material licenses, permits, franchises, consents, approvals, registrations and other authorizations of any Governmental Authority possessed by or granted to any of the Targets and any of such Target’s predecessors and Affiliates which are necessary or used in the operation of such Target’s business or material to the ownership and/or use and operations of its assets as of the date hereof (the “Target Licenses and Permits”). Each Target owns or possesses its respective Target Licenses and Permits free and clear of any Security Interests, claims or Liabilities. All Target Licenses and Permits are in full force and effect and there are no proceedings pending or, to the Knowledge of the Seller, threatened that seek the revocation, cancellation, suspension or adverse modification thereof, except to the extent such revocation, cancellation, suspension or adverse modification would not reasonably be expected to have a Material Adverse Effect. No Target has violated any Target Licenses or Permits, and each Target is in substantial compliance in all respects with all such Target Licenses and Permits. No Target has received any notice to the effect that (i) such Target is not in compliance with, or is in a violation of, any Target Licenses or Permits or (ii) any currently existing circumstances are likely to result in a failure of such Target to comply with, or in a violation by such target of, any Target Licenses and Permits. Such Target Licenses and Permits constitute all of the material licenses, approvals, consents, franchises and permits necessary to permit the Targets to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Targets as currently conducted. All Target Licenses and Permits are renewable by their terms in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and such Target Licenses and Permits will not be subject to suspension, modification or revocation or require any consent to transfer the same in connection with the completion of the transactions contemplated by this Agreement.

Section 4.10 [Reserved].

Section 4.11 No Subsidiaries. Each Target does not own, and has never owned, directly or indirectly, any interest in any other Person.

Section 4.12 Financial Statements. Section 4.12 of the Disclosure Schedule contains a true and complete copy of the audited balance sheet and statements of operations, change in stockholders’ equity (including the related notes) and cash flow for each Target as of and for the twelve months ended December 31, 2002, December 31, 2003 and December 31, 2004 (the “Year End Financial Statements”) and as of the ten months ended October 31, 2005 (the “Interim Financial Statements Date”) (the “Interim Financial Statements,” and, along with the Year End Financial Statements, the “Financial Statements”). The Financial Statements (i) are in accordance with the books and records of the Seller, (ii) have been prepared in accordance with GAAP consistently applied through the periods covered thereby and (iii) fairly and accurately present the assets, Liabilities (including all reserves) and financial position of the Seller as of the respective dates thereof and the results of operations and changes in cash flows for the period then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the fact that there are no notes thereto). The Year End Financial Statements have been examined by KPMG, LLP, independent certified public accountants, whose report thereon is included with such Year End Financial Statements. At the respective dates of the Financial Statements, there were no Liabilities of the Seller, which, in accordance with GAAP, should have been set forth or reserved for in the Financial Statements or the notes thereto, which are not set forth or reserved for in the Financial Statements or the notes thereto. The Seller does not have any Liabilities due or to become due, except Liabilities which are set forth or reserved for on the Interim Balance Sheet, which have not been paid or discharged since the Interim Balance Sheet Date. Nothing has come to the attention of the Seller since such respective dates that would indicate that such Financial Statements are not true and correct in all material respects as of the date hereof.

Section 4.13 Events Subsequent to Most Recent Fiscal Year End. Since October 31, 2005, there has not been any material change in the business, financial condition, operations, or results of operations of any Target. Without limiting the generality of the foregoing, since December 31, 2004:

(a) each Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b) each Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 or outside the Ordinary Course of Business (other than are no longer in force or effect);

(c) no party (including each Target) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which any Target is a party or by which any of its assets are bound;

(d) each Target has not imposed any Security Interest upon any of its assets, tangible or intangible;

(e) each Target has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

(f) each Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(g) each Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(h) except as provided on Section 4.15(a) of the Disclosure Schedule, each Target has not accelerated, delayed or postponed the payment of accounts payable or other Liabilities (other than those that are current and where there is no claim or dispute about fees or expenses for such acceleration, delay or postponement);

(i) each Target has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims);

(j) each Target has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k) there has been no change made or authorized in the Charter or Operating Agreement of any Target;

(l) each Target has not issued, sold, or otherwise disposed of any Target Membership Interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any Target Membership Interests;

(m) each Target has not made any distribution with respect to any Target Membership Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any Target Membership Interests;

(n) except as provided on Section 4.15(a) of the Disclosure Schedule, each Target has not made or changed any material election in respect of Taxes, adopted or changed any accounting method or period in respect of Taxes, entered into any Tax-sharing, allocation, compensation or like agreement, settled any claim or assessment in respect of Taxes, requested any Tax ruling or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(o) each Target has not changed its methods or principles of accounting;

(p) each Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $50,000;

(q) each Target has not made any loan to, or entered into any other transaction with, any of its members, managers, officers, and employees outside the Ordinary Course of Business;

(r) each Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

(s) each Target has not granted any increase in the base compensation of any of its members, managers, officers, and employees outside the Ordinary Course of Business;

(t) each Target has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its members, managers, directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(u) each Target has not made any other change in employment terms for any of its members, managers, directors, officers, and employees outside the Ordinary Course of Business;

(v) each Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(w) except as provided on Section 4.15(a) of the Disclosure Schedule, there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any Target; and

(x) except as provided on Section 4.15(a) of the Disclosure Schedule, each Target has not committed to any of the foregoing.

Section 4.14 Legal Compliance. Except as provided on Section 4.15(a) of the Disclosure Schedule, each Target and each of its predecessors and Affiliates has complied with all applicable Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

Section 4.15 Tax Matters.

(a) Except as described on Section 4.15(a) of the Disclosure Schedule: (i) all Tax Returns required to be filed by each Target or the Seller, to the extent related to any Target, have been filed; (ii) all such Tax Returns are correct and complete in all material respects; (iii) all Taxes (whether or not shown on any Tax Return) owed by each Target and the Seller, to the extent related to any Target, have been paid; (iv) no Target nor the Seller (to the extent related to any Target) currently is the beneficiary of any extension of time within which to file any Tax Return; (v) no claim has ever been made by an authority in a jurisdiction where any Tax Returns by or with respect to any Target are not filed that such Target or the Seller, to the extent related to the income or operations of such Target, are or may be subject to taxation by that jurisdiction;

and (vi) there are no Security Interests on any of the assets of any Target that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Except as described on Section 4.15(a) of the Disclosure Schedule, no deficiencies for Taxes against any Target, including Taxes for which the Seller would be liable, have been claimed, proposed or assessed by any authority. No federal, state, local or foreign Tax audits or other administrative proceedings or court proceedings are presently pending or threatened with regard to any Taxes of any Target, including any Taxes for which the Seller would be liable, and there are no matters under discussion with any authority or known to the Seller, any manager, director or officer (or employee responsible for Tax matters) of any Target that are likely to result in an additional liability for Taxes with respect to a Target. Section 4.15(b) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns that were required to be filed but were not filed with respect to each Target and the Seller for taxable periods ended on or after December 31, 2004, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of each Target and the Seller since December 31, 2004.

(c) Except as described on Section 4.15(a) of the Disclosure Schedule, neither any Target nor the Seller (to the extent attributable to a Target) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) No Target has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible due to the restrictions imposed by Code Section 280G. Neither any Target nor the Seller is a party to any Tax allocation or sharing agreement.

(e) Each Target is taxable as a partnership or an entity whose separate existence from the Seller is disregarded for federal income tax purposes. No Target has elected to be taxed as a corporation for federal or applicable state income Tax purposes. The Seller has included or will include its allocable share of any income, gain, loss, deduction or other Tax items of each Target for periods ending on or prior to the Closing Date on the Seller’s Tax Returns for such periods.

(f) Neither any of the Targets nor the Seller (to the extent attributable to the Targets) has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(g) Neither any of the Targets nor the Seller has entered into any transaction identified as a “listed transaction” for purposes of Treasury regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2). If a Target or the Seller has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

Section 4.16 Real Property. Each Target does not own any real property. Section 4.16 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to each Target. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4.16 of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4.16 of the Disclosure Schedule:

(a) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(b) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby;

(c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(d) no party to the lease or sublease has repudiated any provision thereof;

(e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(f) with respect to each sublease, the representations and warranties set forth in subsections (a) through (e) above are true and correct with respect to the underlying lease;

(g) each Target has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(h) all facilities leased or subleased thereunder have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws, rules, and regulations;

(i) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

(j) to the Knowledge of the Seller and the Knowledge of the managers, directors and officers of each Target, the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

Section 4.17 Intellectual Property.

(a) Each Target owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for or used in the operation of the business of such Target as presently conducted. Each item of Intellectual Property owned or used by each Target immediately prior to the Closing hereunder will be owned or available for use by such Target on identical terms and conditions immediately subsequent to the Closing hereunder. Each Target has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

(b) Each Target has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Seller and the managers, directors and officers (and employees with responsibility for Intellectual Property matters) of such Target has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that such Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller and the Knowledge of the managers, directors and officers (and employees with responsibility for Intellectual Property matters) of each Target, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of each Target.

(c) Section 4.17(c) of the Disclosure Schedule identifies each patent, if any, and each registration which has been issued to each Target with respect to any of its Intellectual Property, identifies each pending patent application, if any, and each application for registration which such Target has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which such Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4.17(c) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by each Target in connection with its business. With respect to each item of Intellectual Property required to be identified in Section 4.17(c) of the Disclosure Schedule:

(i) the respective Target possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv) the respective Target has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d) Section 4.17(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that each Target uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4.17(d) of the Disclosure Schedule:

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(viii) the respective Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e) To the Knowledge of the Seller and the Knowledge of the managers, directors and officers (and employees with responsibility for Intellectual Property matters) of each Target, such Target will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

Section 4.18 Tangible Assets. Each Target owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Except as to Vessels, each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

Section 4.19 Contracts. Section 4.19 of the Disclosure Schedule lists the following contracts and other agreements (“Contracts”) to which any Target is a party:

(a) any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(b) any Contract (or group of related Contracts) for the purchase or sale of commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to such Target, or involve consideration, in excess of $50,000;

(c) any Contract concerning a partnership or joint venture;

(d) any charter covering any Vessel;

(e) any Contract (or group of related Contracts) under which such Target has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(f) any Contract concerning confidentiality or noncompetition;

(g) any Contract with the Seller or any of its Affiliates (other than such Target);

(h) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former manager, directors, officers, and employees;

(i) any collective bargaining Contract;

(j) any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

(k) any Contract under which it has advanced or loaned any amount to any of its managers, directors, officers, and employees outside the Ordinary Course of Business;

(l) any Contract under which the consequences of a default or termination could have economic consequences of $50,000 or more;

(m) any Contract (or group of related Contracts) providing for the payment of commissions; or

(n) any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $50,000.

The Seller has delivered to the Buyer a correct and complete copy of each written Contract listed in Section 4.19 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral Contract referred to in Section 4.19 of the Disclosure Schedule. With respect to each such Contract: (i) the Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (iv) no party has repudiated any provision of the Contract.

Section 4.20 Notes and Accounts Receivable. Subject to the reserves identified in the Interim Financial Statements, all notes and accounts receivable of each Target are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

Section 4.21 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Target.

Section 4.22 Insurance. Section 4.22 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which each Target is a party, a named insured, or otherwise the beneficiary of coverage:

(a) the name, address, and telephone number of the agent;

(b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(c) the policy number and the period of coverage;

(d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither such Target nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. Each Target has been covered during the past 2 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4.22 of the Disclosure Schedule describes any self-insurance arrangements affecting any Target. There are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any of the properties and assets owned or leased by any Target or requiring or recommending any equipment or facilities to be installed on or in connection with any of the properties or assets owned or leased by any Target. There are no proposed premium increases on any Target’s insurance policies and no conditions or circumstances applicable to the business of any Target which might result in such increase.

Section 4.23 Litigation. Except as provided on Section 4.15(a) of the Disclosure Schedule, Section 4.23 of the Disclosure Schedule sets forth each instance in which each Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4.23 of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations of each Target. None of the Seller and the managers, directors and officers (and employees with responsibility for litigation matters) of each Target has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against each Target.

Section 4.24 Employees. To the Knowledge of the Seller and the Knowledge of the managers, directors and officers (and employees with responsibility for employment matters) of each Target, no executive, key employee, or group of employees has any plans to terminate employment with such Target or is seeking a substantial increase in compensation or benefits. Each Target is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Each Target has not committed any unfair labor practice. To the Knowledge of the Seller and the Knowledge of the members, managers and officers (and employees with responsibility for employment matters) of each Target, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of each Target. Each Target is in full compliance with the obligations under the immigration Laws of the United States with respect to confirming the right of its employees to work in the United States.

Section 4.25 Employee Benefits.

(a) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Section 4.25 of the Disclosure Schedule contains a complete list of Employee Plans which cover or have covered employees of any Target (with respect to their relationship with such entities). True and complete copies of each of the following documents have been delivered by Seller (or any Target) to Buyer: (i) each Welfare Plan, Pension Plan and Multiemployer Plan (and, if applicable, related trust agreements) which covers or has covered employees of any Target (with respect to their relationship with such entities) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to any Target’s employees and all annuity contracts or other funding instruments, (ii) each Benefit Arrangement which covers or has covered employees of any Target (with respect to their relationship with such entities) including written interpretations thereof and written descriptions thereof which have been distributed to any Target’s employees (including descriptions of the number and level of employees covered thereby) and a complete description of any Benefit Arrangement which is not in writing, (iii) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Pension Plan and each Welfare Plan (other than a “multiemployer plan,” as defined in Section 3(37) of ERISA) which covers or has covered employees of any Target (with respect to its relationship with such entities), (v) all actuarial reports prepared for the last three plan years for each Pension Plan which covers or has covered employees of any Target or any ERISA Affiliate (with respect to its relationship with such entities), (vi) a description of complete age, salary, service and related data as of the last day of the last plan year for employees and former employees of each Target, and (vii) a description setting forth the amount of any liability of the company as of the Closing Date for payments more than thirty (30) calendar days past due with respect to each Welfare Plan which covers or has covered employees or former employees of any Target.

(b) Representations.

(i) Pension Plans

(1) The funding method used in connection with each Pension Plan which is subject to the minimum funding requirements of ERISA is acceptable and the actuarial assumptions used in connection with funding each such plan are reasonable. As of the last day of the last plan year of each Pension Plan and as of the Closing Date, the “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA (but excluding from the definition of “current value” of “assets” of such Pension Plan, accrued but unpaid contributions) did not and will not exceed zero. No “accumulated funding deficiency” (for which an excise tax is due or would be use in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. Neither any Target nor any ERISA Affiliate has failed to pay when due any “required installment,” within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any Pension Plan. Neither any Target nor any ERISA Affiliate of any Target is subject to any lien imposed under Section 412(n) of the Code or Section 302(f) of ERISA, whichever may apply, with respect to any Pension Plan. Neither any Target nor any ERISA Affiliate of any Target has any liability for unpaid contributions with respect to any Pension Plan.

(2) Neither any Target nor any ERISA Affiliate of any Target is required to provide security to a Pension Plan under Section 401(a)(29) of the Code.

(3) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of any Target is qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and has been so qualified during the period from its adoption to date.

(4) Each Pension Plan, each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of any Target presently complies and has been maintained in compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including without limitation ERISA and the Code.

(5) Each Target has paid all premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each Pension Plan for each plan year thereof for which such premiums are required. Neither any Target nor any ERISA Affiliate of any Target has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA. There has been no “reportable event” (as defined in Section 4043(c) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan and neither any Target nor any ERISA Affiliate of any Target is subject to Section 4043(b) of ERISA. No filing has been made by any Target or any ERISA Affiliate of any Target with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan. No condition exists and no event has occurred that could constitute grounds for the termination of any Pension Plan by the PBGC. Neither any Target nor any ERISA Affiliate of any Target has, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (3) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which any Target or any ERISA Affiliate of any Target made contributions during the six years prior to the Closing Date.

(ii) Multiemployer Plans

(1) Neither any Target nor any ERISA Affiliate of any Target has, at any time, withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability, contingent or otherwise (including without limitation the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of any Target or any ERISA Affiliate of any Target. Neither any Target nor any ERISA Affiliate of any Target has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4212(c) of ERISA.

(2) All contributions required to be made by any Target or any ERISA Affiliate of any Target to each Multiemployer Plan have been made when due.

(3) If, as of the Closing Date, each Target and all ERISA Affiliates of each Target were to withdraw from all Multiemployer Plans to which it (or any of them) has contributed or been obligated to contribute, neither any Target nor any ERISA Affiliate of any Target would incur any liability to such plans under Title IV of ERISA.

(4) To the Knowledge of Seller and the Knowledge of each Target, with respect to each Multiemployer Plan: (1) no such Multiemployer Plan has been terminated or has been in reorganization under ERISA so as to result, directly or indirectly, in any liability, contingent or otherwise, of any Target or any ERISA Affiliate of any Target under Title IV of ERISA; (2) no proceeding has been initiated by any person (including the PBGC) to terminate such Multiemployer Plan; (3) a “mass withdrawal,” as defined in PBGC Reg. Section 2640.7, with respect to such Multiemployer Plan has not occurred; (4) neither any Target nor any ERISA Affiliate of any Target has any reason to believe that such Multiemployer Plan will be terminated or will be reorganized under ERISA or that a “mass withdrawal,” as defined in PBGC Reg. Section 2640.7, will occur with respect to such Multiemployer Plan; and (5) neither any Target nor any ERISA Affiliate of any Target expect to withdraw in a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan.

(iii) Welfare Plans

(1) Each Welfare Plan which covers or has covered employees or former employees of any Target (with respect to their relationship with such entities) has been maintained in compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including without limitation ERISA and the Code.

(2) None of any Target, any ERISA Affiliate of any Target or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of any Target or any ERISA Affiliate of any Target pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent any Target from amending or terminating any such benefit plan or Welfare Plan.

(3) Each Welfare Plan which covers or has covered employees or former employees of any Target or any ERISA Affiliate of any Target, and which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times.

(4) Neither any Target nor any ERISA Affiliate of any Target has incurred any liability with respect to any Welfare Plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA, under the terms of such Welfare Plan, any collective bargaining agreement or otherwise resulting from any cessation of contributions, cessation of obligation to make contributions or other form of withdrawal from such Welfare Plan.

(5) If, as of the Closing Date, each Target (and all ERISA Affiliates of each Target) were to have a cessation of contributions, cessation of obligations to make contribution or other form of withdrawal from all Welfare Plans that are “multiemployer plans,” as defined in Section 3(37) of ERISA, none of the Targets nor any ERISA Affiliate of any Target would incur any liability with respect to any such Welfare Plans under the terms of such Welfare Plans, any collective bargaining agreement or otherwise.

(6) Each Welfare Plan which covers or has covered former employees of any Target has been maintained in compliance with Sections 9801 to 9806 of the Code and Title I, Subtitle B, Part 7 of ERISA.

(7) Any trust maintained in connection with a Welfare Plan is a “voluntary employees’ beneficiary association” that is tax-exempt under Section 501(c)(9) of the Code.

(8) Any Welfare Plan (or Benefit Arrangement) that is intended to be a “cafeteria plan” under Section 125 of the Code satisfies the requirements of Section 125 of the Code and the regulations thereunder.

(iv) Benefit Arrangements. Each Benefit Arrangement which covers or has covered employees or former employees of any Target (with respect to their relationship with such entities) has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including without limitation the Code. Except as set forth in the Disclosure Schedule, and except as provided by law, the employment of all persons presently employed or retained by each Target is terminable at will.

(v) Unrelated Business Taxable Income. No Employee Plan (or trust or other funding vehicle pursuant thereto) is subject to any tax under Code Section 511.

(vi) Deductibility of Payments. There is no contract, agreement, plan or arrangement covering any employee or former employee of any Target (with respect to its relationship with such entities) that, individually or collectively, provides for the payment by any Target of any amount (i) that is not deductible by such Target under Section 162(a)(1), 404 or 419 of the Code, whichever is applicable, or (ii) that is an “excess parachute payment” pursuant to Section 280G of the Code.

(vii) Fiduciary Duties and Prohibited Transactions. Neither any Target nor any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of any Target or any ERISA Affiliate of any Target, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. None of the Targets have knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan (or other employee benefit plan subject to ERISA) and has not been assessed any civil penalty under Section 502(l) of ERISA.

(viii) Validity and Enforceability. Each Welfare Plan, Pension Plan, related trust agreement, annuity contract or other funding instrument and Benefit Arrangement which covers or has covered employees or former employees of any Target (with respect to their relationship with such entities) is legally valid and binding and in full force and effect.

(ix) Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending, threatened or anticipated against any Target, any ERISA Affiliate of any Target or any Employee Plan.

(x) No Amendments. Neither any Target nor any ERISA Affiliate of any Target has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover employees or former employees of any Target (with respect to their relationship with such entities) or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of any Target (with respect to their relationship with such entities).

(xi) No Other Material Liability. No event has occurred in connection with which any Target or any ERISA Affiliate of any Target or any Employee Plan, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plans or (B) pursuant to any obligation of any Target to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

(xii) Unpaid Contributions. Neither any Target nor any ERISA Affiliate of any Target has any liability for unpaid contributions, reserves or premiums with respect to any Employee Plan under the terms of such Employee Plan (including any related funding arrangement) or Section 515 of ERISA.

(xiii) Insurance Contracts. No Target or Employee Plan (other than a “multiemployer plan,” as defined in Section 3(37) of ERISA) holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

(xiv) No Acceleration or Creation of Rights. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any equity incentive award, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

(xv) UMWA Benefit Plan. Neither any Target nor any ERISA Affiliate of any Target has any liability, directly or indirectly, contingent or otherwise, under Code Sections 9701 through 9722 or with respect to the “United Mine Workers of America Combined Benefit Fund,” established under Code Section 9702, any “individual employer plan,” described in Code Section 9711, or the “1992 UMWA Benefit Plan,” established under Code Section 9712.

(xvi) Other Statutes. Each Employee Plan is in compliance with the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, and the Family and Medical Leave Act of 1993, as amended, Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, and all orders, rules and regulations thereunder.

(c) Excise Taxes. Neither any Target nor any ERISA Affiliate of any Target has incurred any excise tax under Chapter 43 of the Code.

Section 4.26 Guaranties. Each Target is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

Section 4.27 Environment, Health and Safety.

(a) Each Target and each of such Target’s predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each Target and each of such Target’s predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

(b) Each Target has no Liability (and none of each Target and such Target’s predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against each Target giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

Section 4.28 Business Relationships with the Target; Sufficiency of Assets. None of the Seller or its Affiliates has been involved in any business arrangement or relationship with any Target within the past 12 months. Schedule 4.28 sets forth all assets, tangible or intangible, owned or leased by the Seller and its Affiliates which are necessary for or used in the business of any Target as presently conducted.

Section 4.29 No Interest in Competitors. Other than as set forth on Section 4.29 of the Disclosure Schedule, none of the Seller, its Affiliates or the managers, directors and officers of each Target or their respective Affiliates, directly or indirectly owns any interest in (excluding the ownership of securities representing less than 5% of any class of publicly traded securities) or controls or is an employee, officer, director, member or partner of or participant in or consultant to, any Person which is in the same line of business as any Target or the Buyer.

Section 4.30 Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

Section 5.1 General. Each of the Parties will use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article VII below, and including making any necessary amendment to each Target’s Operating Agreement and taking any action required under each such Target’s Operating Agreement to effect the transfer of the Target Membership Interests).

Section 5.2 Restructuring of MARAD Debt. The Seller will use its best efforts to accomplish, to the satisfaction of the Buyer and on substantially the terms set forth on Schedule 5.2 attached hereto, (i) the restructuring of the MARAD Debt, and (ii) the removal of the Seller as a guarantor of the MARAD Debt. The Buyer agrees to provide reasonable cooperation with the Seller in achieving (i) and (ii) above.

Section 5.3 MARAD, USCG and Other Governmental Authority Filings. In connection with the transactions contemplated by this Agreement, the Seller shall (and, to the extent required, shall cause its Affiliates to) (i) promptly make or cause to be made any filing or redocumentation required by MARAD, the USCG or any other Governmental Authority with respect to the transactions contemplated by this Agreement, (ii) comply at the earliest practicable date with any request by MARAD, the USCG or any Governmental Authority for additional information, documents, or other materials received by the Seller, any of its Affiliates or any Target in respect of such filings or the transactions contemplated hereby, and (iii) cooperate with the Buyer in connection with any such filing and in connection with resolving any investigation or other inquiry of MARAD, the USCG or any other Governmental Authority. The Seller shall (and, to the extent required, shall cause its Affiliates to) promptly inform the Buyer of any communication with, and any proposed understanding, undertaking, or agreement with, MARAD, the USCG or any other Governmental Authority regarding any such filings or the transactions contemplated by this Agreement. In the event there is uncertainty regarding whether a filing with MARAD, the USCG or any other Governmental Authority is necessary to consummate the transactions contemplated by this Agreement, the Seller agrees to bring such issues before MARAD, the USCG or the respective Governmental Authority informally in order to ascertain whether a filing is required.

Section 5.4 Notices and Consents. The Seller will cause each Target to give any notices to third parties, and will cause each Target to use its best efforts to obtain any third party consents, that the Buyer may request in connection with the matters referred to in Section 4.3 above. Each of the Parties will (and the Seller will cause each Target to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and Governmental Authorities in connection with the matters referred to in Section 3.1(b), Section 3.2(c), and Section 4.3 above.

Section 5.5 Confidentiality. The Confidentiality and Non-Disclosure Agreement, dated as of October 8, 2004 by and between Ambassadors and the Seller shall remain in full force and effect and shall apply to all information provided by the Seller to the Buyer pursuant to this Agreement as well as to the existence and terms of this Agreement and of the discussions related thereto.

Section 5.6 Operation of Business. The Seller shall not cause or permit any Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller shall not take any of the following actions with respect to any of the Targets without the Buyer’s prior written consent: (i) enter into any contract or commitment or take any action that is not in the Ordinary Course of Business or that would adversely affect any of the transactions contemplated in this Agreement, (ii) change the capital structure or ownership of any of the Targets in any way, (iii) pay dividends or make any distributions to members of any of the Targets (whether in cash, equity, property or otherwise), (iv) incur any indebtedness, (v) pre-pay any Liabilities in excess of Ten Thousand Dollars ($10,000), (vi) fail to pay any Liabilities owing as they come due unless otherwise agreed to by the Parties in excess of Twenty Five Thousand Dollars ($25,000), (vii) accelerate accounts payable, (viii) waive any rights (whether in contract or otherwise), (ix) make or change any Tax election, (x) adopt or change any material accounting method in respect of Taxes, enter into any Tax allocation agreement, Tax-sharing agreement, Tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except with respect to a settlement of the appeal of the State of Oregon’s property tax assessment and provided that the Buyer consents to such settlement pursuant to Section 8.5 below, (xi) change any method of accounting, (xii) increase compensation for any employee, except as set forth on Schedule 5.6 attached hereto, or (xiv) enter into any transaction of the sort described in Section 4.13 above.

Section 5.7 Preservation of Business. The Seller will use its best efforts to cause each Target to keep its business organization, goodwill and properties substantially intact, including its present operations, physical facilities, working conditions, officers, key employees, key independent contractors, and relationships and goodwill with lessors, licensors, licensees, suppliers, customers, and others having a business relationship with such Target.

Section 5.8 Solicitation of Seller Employees. Prior to the Closing, the Seller will permit the Buyer to solicit the employment of those employees of the Seller listed on Schedule 5.8 attached hereto.

Section 5.9 Due Diligence - Full Access. The Seller will cooperate with the Buyer and its advisors and representatives in order to complete due diligence as promptly as practicable. The Seller will permit, and the Seller will cause each Target to permit, the Buyer and its advisors and representatives to have such access to all premises, properties, equipment, facilities, personnel, information, books, records (including Tax records), agreements, contracts, and documents of or pertaining to the Targets as the Buyer may reasonably request.

Section 5.10 Notice of Developments. The Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Article IV above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Article III above. No disclosure by any Party pursuant to this Section 5.10, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

Section 5.11 Exclusivity. The Seller and the Targets, and their Affiliates and related parties, will not, and will not permit any of their officers, directors, employees, or representatives to (i) solicit, initiate, enter into, continue, participate in or encourage any negotiations or discussions regarding the submission of any proposal or offer from any Person relating to the acquisition of any Target Membership Interests or other voting securities, or any substantial portion of the assets of, any Target (including any acquisition structured as a merger, business combination, acquisition of assets, consolidation, share exchange or otherwise) or (ii) solicit, initiate, enter into, continue, participate in or encourage any negotiations or discussions regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will not vote its Target Membership Interests in favor of any such acquisition structured as a merger, consolidation, or share exchange.

Section 5.12 Resignations and Closing Date Board. The Seller, as of the Closing, will have caused the resignation of all necessary managers, officers and directors, and the election of officers and directors, so that immediately after the Closing the managers and officers of each Target may be as contemplated in Schedule 5.12 attached hereto.

Section 5.13 Signature Cards. The Seller will cause each Target to prepare new signature cards for each bank, depository, savings, brokerage or similar account, of such Target, effective as of the Closing, as directed by the Buyer.

ARTICLE VI

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

Section 6.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to each Target.

Section 6.2 Litigation Support. Except as provided on Section 4.15(a) of the Disclosure Schedule, in the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Target, the other Party will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII below).

Section 6.3 Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any Target from maintaining the same business relationships with such Target after the Closing as it maintained with such Target prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of each Target to the Buyer from and after the Closing.

Section 6.4 Covenant Not To Compete.

(a) The Buyer and the Seller recognize that the Seller has occupied a position with the Targets that constituted part of the professional, management, and executive oversight of the Targets, to whom trade secrets have been disclosed, and whose duties have included the formulation and execution of management policy of the Targets. The Seller, for and in consideration of the payments provided herein, agrees that beginning on the Closing Date and continuing for a period of eighteen (18) months (the “Non-Compete Period”), the Seller shall not compete directly or indirectly with the Buyer or any of the Targets, or any direct or indirect subsidiaries, parents or Affiliates of the Buyer or any of the Targets (each, a “Subject Company”) in the business of such Subject Company, nor make any public statements in derogation of any Subject Company, except as may be required by Law.

(b) For purposes of this Agreement, the phrase “competing directly or indirectly with a Subject Company” shall include, but not be limited to, either (i) performing services for, or (ii) engaging or (iii) having a material interest (any ownership or profit interest over 5% always being material), directly or indirectly, as owner, employee, officer, director, partner, venturer, shareholder, capital investor, consultant, agent, principal, advisor or otherwise, either alone or in association with others, in any individual or entity engaged in the business of such Subject Company anywhere in the United States or Canada (the “Non-Compete Area”). Notwithstanding the foregoing, “competing directly or indirectly with a Subject Company,” as used in this Agreement, shall be deemed not to include (i) an ownership interest as an inactive investor, which for purposes of this Section 6.5 shall mean (A) the beneficial ownership of less than five percent (5%) of the outstanding shares of any series or class of securities of any competitor of the Subject Company, which shares are publicly traded in the securities markets, or (B) any passive interest in the nature of a limited partnership interest in a venture capital, buyout, private equity, or hedge fund that is organized as a limited partnership (or comparable interest in a limited liability company or similar entity) (any such Entity is hereinafter referred to as a “Fund”), which Fund owns an interest of any size in any competitor of the Subject Company; or (ii) the ownership (and exercise of ownership rights) by the Seller of AOE Rail Expeditions LLC, American Orient Express Railway Company LLC, AOE Rail Services LLC and AOE Equipment LLC (together, the “Rail Subs”) of the rail tour business presently conducted by the Rail Subs. The Seller agrees that the scope of the business of any Subject Company includes the entire Non-Compete Area.

(c) The Seller agrees that the restrictions contained in this Section 6.4 are reasonable as to time and geographic scope because of the nature of the business of the Subject

Companies and that the covenants contained in this Section 6.4 cannot reasonably be limited to any smaller geographic area.

Section 6.5 Solicitation of Seller and Target Employees. The Seller covenants and agrees that beginning on the Closing Date and continuing for a period of eighteen (18) months thereafter (the “Non-Solicitation Period”), it will not anywhere in the United States or Canada (the “Non-Solicitation Area”) (i) solicit or hire any of the employees of any Target who were employed by such Target prior to the Closing, (ii) interfere with the relationship of any Target with any such employees, or (iii) personally target or solicit, or assist another to target or solicit, customers of any Target for activities related to the business of the Targets or influence, or attempt to influence, any of the customers of any Target not to do business with any Target. The Seller agrees that the restrictions contained in this Section 6.5 are reasonable as to time and geographic scope because of the nature of the business of the Targets and the Seller agrees, in particular, that the geographic scope of this restriction is reasonable because companies engaged in the business of the Targets compete throughout the Non-Solicitation Area. The Seller acknowledges that Targets are in direct competition with all other companies engaged in the business of the Targets throughout the Non-Solicitation Area, and because of the nature of such business, the Seller agrees that the covenants contained in this Section 6.5 cannot reasonably be limited to any smaller geographic area.

Section 6.6 Confidentiality. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all notes, copies, summaries and extracts) of the Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, or by any Law or Government Authority) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.6. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use its reasonable best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

Section 6.7 Payments Upon Simmons Termination. The Seller shall assume and be liable for all payment obligations of AWSC that may accrue under that certain Severance and Retention Agreement, dated as of June 6, 2005, by and between AWSC and David Simmons (the “Simmons Agreement”) as a result of a termination of Simmons’ employment.

Section 6.8 Payment of Taxes.

(a) The Seller and the Buyer shall each pay one half, respectively, of all sales, use, excise, withholding, documentary and/or transfer Taxes, and other similar Taxes, if any, imposed on, or in connection with the transactions contemplated by, this Agreement (collectively, the “Transfer Taxes”).

(b) The Seller and the Buyer shall each pay one half, respectively, of (i) any Excluded Taxes, and (ii) any costs associated with adjudicating or settling any liability with respect to any Excluded Taxes, to the extent such costs arise in a Post-Closing Period. The Seller and the Buyer shall each be entitled to one half of the amount of any refund or other benefit associated with the settlement of any liability related to Excluded Taxes. No liability with respect to Excluded Taxes shall be settled without the prior written consent of both the Seller and the Buyer.

(c) Except for (i) Excluded Taxes (which are governed by Section 6.8(b)) and (ii) any other Taxes of any Target either accrued on the Interim Balance Sheet or otherwise accrued in the Ordinary Course of Business in accordance with GAAP and in compliance with Section 4.12 from the Interim Balance Sheet Date up to the Closing, the Seller shall be responsible for and shall promptly pay when due all Taxes levied with respect to the Seller and all Taxes levied with respect to any of the Targets attributable to the Pre-Closing Tax Period. Except for Excluded Taxes (which are governed by Section 6.8(b)), the Buyer shall be responsible for and shall promptly pay when due all Taxes of any Target (x) attributable to any Post-Closing Tax Period or (y) accrued on the Interim Balance Sheet or otherwise accrued in the Ordinary Course of Business in accordance with GAAP and in compliance with Section 4.12 from the Interim Balance Sheet Date up to the Closing. All Taxes levied with respect to the Targets for the Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period, as follows:

(i) in the case of any Taxes other than Income Taxes, the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and

(ii) in the case of any Income Tax, the portion allocable to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

Upon receipt of any bill or refund for Taxes relating to the Targets, the Buyer, on one hand, and the Seller on the other hand, shall within ten (10) days present a statement to the other setting forth the amount of liability or reimbursement to which each is entitled under this Section 6.8(c) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that the Buyer or the Seller shall make any payment for which it is entitled to reimbursement under this Section 6.8(c), the applicable party shall make such reimbursement promptly but in no event later than twenty (20) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

Section 6.9 Transition Services Agreement. The Buyer and Seller agree to use commercially reasonable efforts to agree on the terms of a Transition Services Agreement providing for Buyer’s and/or the Seller’s delivery of specified services in exchange for market based consideration for up to six (6) months after closing.

Section 6.10 Access to Records. Following the Closing, the Buyer shall permit the Seller and its authorized representatives to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to the Buyer, to the books and records of the Targets for periods prior to the Closing Date, to the extent that such access may reasonably be required: (i) in connection with the preparation of the Seller’s accounting records or with any audits, (ii) in connection with the preparation of any Tax Returns or with any tax audits, or (iii) in connection with any suit, claim, action, proceeding or investigation relating to the Targets; provided that the Seller shall reimburse the Buyer promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by the Buyer in connection with any such request.

ARTICLE VII

CONDITIONS TO OBLIGATION TO CLOSE

Section 7.1 Conditions to Obligation of the Buyer. The obligation of Ambassadors and the Buyer to consummate the transactions to be performed by Ambassadors and the Buyer in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Section 3.1 and Article IV above shall be true and correct in all material respects at and as of the Closing Date;

(b) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) except as provided on Section 4.15(a) of the Disclosure Schedule, the Seller shall have and shall have caused each Target to have made all required filings with, provided all required notifications to, and received all required approvals and consents of any Governmental Authority, including but not limited to the filings, notifications, approvals, redocumentations and consents of MARAD and the USCG (including, without limitation, filings, notifications, approvals, redocumentations and consents required by the National Vessel Documentation Center) (the “Governmental Notifications and Approvals”) regarding the transactions contemplated by this Agreement as necessary on the part of the Seller or any Target, or waivers thereof have been duly obtained, or notices given and executed, and certified copies of each such approval, consent, waiver and notification shall have been delivered to the Buyer;

(d) the Seller shall have and shall have caused each Target to have made all required notices and received all required approvals and consents of third parties, or waivers thereof have been duly obtained, or notices given and executed, and certified copies of each such notice, approval, consent and waiver shall have been delivered to the Buyer;

(e) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Buyer to own the Target Membership Interests and to control each Target, or (iv) affect adversely the right of each Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(f) except as provided on Section 4.15(a) of the Disclosure Schedule, all outstanding liabilities of each Target for Taxes, including withholding and payroll tax obligations, due and payable as of the Closing Date shall have been paid, satisfied in full or accrued on the Interim Balance Sheets or otherwise accrued on the financial statements of any Target in accordance with GAAP in the Ordinary Course of Business in compliance with Section 4.12 since the Interim Balance Sheet Date and up to the Closing Date;

(g) no Person other than the Buyer and the Seller shall have any claim to or interest in any membership or other interest in the Target;

(h) there shall have been no Material Adverse Change with respect to any of the Targets;

(i) the Buyer shall not be obligated to pay more than Four Million Three Hundred Twenty Seven Thousand Four Hundred Twenty Six Dollars ($4,327,426) toward satisfaction of the KeyBank Settlement;

(j) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 7.1(a)-(i) is satisfied in all respects;

(k) the Seller shall have delivered to the Buyer an execution copy of the action by the Seller’s Board of Directors approving this Agreement and the transactions contemplated herein;

(l) the Seller shall have delivered to the Buyer, with respect to each Vessel, a current ABS Certificate of Classification, a current USCG Certificate of Inspection, a current Class Certificate and a current Confirmation of Class Certificate, each showing that the Vessels are free of outstanding requirements;

(m) the Seller shall have delivered to the Buyer at least 10 days prior to the Closing Date all reports for completed surveys and inspections of each Vessel (other than the Inspections), and the Buyer shall be satisfied with the condition of each Vessel as set forth in the same;

(n) the Seller shall have delivered to the Buyer at least 10 days prior to the Closing Date full and complete copies of the log books of each Vessel, and the Buyer shall be satisfied with the contents of the same;

(o) the Seller shall have delivered to the Buyer at least 10 days prior to the Closing Date abstracts of title from the USCG with respect to each Vessel as of a date subsequent to the date hereof, and the Buyer shall be satisfied with the contents of the same;

(p) the MARAD Debt shall have been restructured to the satisfaction of the Buyer and substantially as set forth on Schedule 5.2, and the Seller shall have been released as a guarantor of the MARAD Debt;

(q) the Seller shall have executed and delivered an instrument of assumption satisfactory to the Buyer with respect to the Simmons Agreement;

(r) the Seller shall have delivered to the Buyer the audited financial statements of the Seller, including the financial statements of each of the Targets, for the fiscal years 2002, 2003 and 2004; and

(s) the Seller shall have delivered to the Buyer a “FIRPTA” certificate in the form and substance satisfactory to the Buyer and in conformity with Section 1445(b)(2) of the Code, to the effect that the Seller is not a foreign person, and any analogous certificate under any other applicable state, local or other tax laws.

The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

Section 7.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Section 3.2 above shall be true and correct in all material respects at and as of the Closing Date;

(b) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d) the Buyer shall have delivered to the Seller an execution copy of the action by the Buyer’s Board of Directors approving this Agreement and the transactions contemplated herein;

(e) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Sections 7.2(a)-(d) is satisfied in all respects;

(f) the Seller shall have been removed as a guarantor of the MARAD Debt; and

(g) the Buyer shall have delivered to the Seller commercially reasonable guarantees from the Buyer and Ambassadors in a form reasonably acceptable to the Seller and in favor of the Seller as to merchant banking institutions and appropriate credit card charge-backs covering maritime operations during post-Closing periods.

The Seller may waive any condition specified in this Section 7.2 by executing a writing so stating at or prior to the Closing.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect for eighteen (18) months following the Closing, except with respect to representations and warranties contained in Sections 3.1(e), 4.1, 4.2, 4.14, 4.15, 4.22, 4.25 and 4.27 hereof, which shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

Section 8.2 Indemnification of the Buyer. Subject to the provisions of this Article VIII, the Seller shall indemnify, defend, save and keep the Buyer and its respective Affiliates (including Ambassadors and each Target), their respective officers, directors, successors and assigns, and the Vessels (collectively, the “Buyer Indemnitees”), harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including without limitation, reasonable attorneys’ fees, court costs and other fees, disbursements and expenses, whether payable in cash, property or otherwise (collectively, “Damages”) sustained or incurred by any of the Buyer Indemnitees, arising out of, in connection with, or otherwise with respect to: (i) misrepresentations, breach of any warranty or representation, or non-fulfillment of any agreement or covenant on the part of any Target or the Seller, whether contained in this Agreement or any exhibit or schedule hereto, or any written statement or certificate furnished or to be furnished to the Buyer pursuant hereto or in any closing document delivered by any Target or the Seller to the Buyer in connection herewith, (ii) any claim or cause of action for fraudulent transfers under any state or federal Law; and (iii) the Pre-Closing Liabilities (as defined below). Such obligations apply regardless of the presence of a Third Party Claim (as defined below). For purposes of determining the amount of Damages for which indemnification is provided hereunder (but not for the purpose of determining whether a breach of a representation, warranty or covenant has occurred), each of the representations, warranties and covenants made by any Party in this Agreement or in any certificate or other instrument delivered pursuant hereto, shall be deemed to have been made without the inclusion of limitations or qualifications as to materiality such as the word “material,” if with the inclusion of such limitation or qualification the representation, warranty or covenant was breached. In no event shall the Seller be liable to the Buyer under this Section 8.2 for any amounts for which the Seller would also be liable to the Buyer under Section 8.3 below. “Pre-Closing Liabilities” shall mean any direct or indirect liability, obligation, indebtedness, expense, claim, deficiency, guarantee or commitment of any kind or nature (whether known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of any Target arising in or in any way related to any period prior to the Closing, other than Liabilities shown on the face of the Interim Balance Sheet or incurred in the Ordinary Course of Business and in compliance with Section 4.12 since the Interim Balance Sheet Date, and other than Taxes specifically addressed in Section 8.3, provided however, that notwithstanding any disclosure contained in the Interim Balance Sheet or otherwise, Pre-Closing Liabilities shall include any and all payables to the Seller’s affiliates.

Section 8.3 Indemnification for Taxes. The Seller shall indemnify, defend, save and keep the Buyer Indemnitees harmless against all Taxes resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based upon, attributable to, or resulting from any Taxes for which the Seller or Target is responsible under this Agreement. Ambassador and Buyer shall indemnify, defend, save and keep the Seller and its respective Affiliates, their respective officers, directors, successors and assigns, harmless against all Taxes resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based upon, attributable to, or resulting from any Taxes for which the Buyer is responsible under this Agreement.

Each Party shall promptly give the other written notice of all Taxes which the claiming Party has reasonably determined may give rise to a right of indemnification under this Section 8.3, including a computation of the amount of the required indemnification with sufficient detail and particularity to enable the indemnifying Party to reasonably determine the amount of such required indemnification.

Section 8.4 Indemnification of the Seller. Subject to the provisions of this Article VIII, the Buyer and Ambassadors shall, jointly and severally, indemnify, defend, save and keep the Seller harmless against and from all Damages sustained or incurred by the Seller as a result of, arising out or by virtue of any misrepresentations, breach of any warranty or representation, or non-fulfillment of any agreement or covenant on the part of the Buyer, whether contained in this Agreement or any exhibit or schedule hereto, or any written statement or certificate furnished or to be furnished to the Seller pursuant hereto or in any closing document delivered by the Buyer to the Seller in connection herewith, or the nonpayment or nonperformance of any Liabilities or obligations of the Targets. Such obligations apply regardless of the presence of a Third Party Claim (as defined below). For purposes of determining the amount of Damages for which indemnification is provided hereunder (but not for the purpose of determining whether a breach of a representation, warranty or covenant has occurred), each of the representations, warranties and covenants made by any party in this Agreement or in any certificate or other instrument delivered pursuant hereto, shall be deemed to have been made without the inclusion of limitations or qualifications as to materiality such as the word “material,” if with the inclusion of such limitation or qualification the representation, warranty or covenant was breached.

Section 8.5 Procedures for Indemnification.

(a) Promptly following the receipt by a Person entitled to indemnification under this Article VIII (an “Indemnified Party”) of notice of a demand, claim, action, assessment or proceeding made or brought by a third party, including a Governmental Authority (a “Third Party Claim”), and promptly upon an Indemnified Party becoming aware of the Basis of a claim for Damages, such Indemnified Party: (i) shall notify the Seller, or the Buyer, as applicable (each, an “Indemnifying Party”), of such claim’s existence, setting forth the facts and circumstances in connection with which such Indemnified Party has received such notice or become aware of such Basis; and (ii) specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted; provided, however, that a failure to provide prompt notification shall not prevent or prejudice a claim under this Article VIII except to the extent such failure has prejudiced the rights or defenses of the Indemnifying Party.

(b) The Indemnified Party shall, upon reasonable notice by the Indemnifying Party, tender the defense of a Third Party Claim to the Indemnifying Party. If the Indemnifying Party accepts responsibility for the defense of a Third Party Claim, then the Indemnifying Party shall have the right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith and upon the advice of counsel, and subject to the consent of the Indemnified Party (which shall not be unreasonably withheld) to settle any such matter, either before or after the initiation of litigation, provided that at least ten (10) days prior to any such settlement, they shall give written notice of their intention to settle to the Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any defense conducted by the Indemnifying Party.

(c) Notwithstanding the foregoing, in connection with any settlement negotiated by the Indemnifying Party, no Indemnified Party shall be required to: (i) enter into or be bound by or obligated under any settlement (A) that does not include the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (B) if the Indemnified Party shall, in writing to the Indemnifying Party within the ten (10) day period prior to such proposed settlement, unreasonably withhold its consent with respect to such settlement proposal as contemplated by Article VIII, and desire to have the Indemnifying Party tender the defense of such matter back to the Indemnified Party, or (C) that requires an Indemnified Party to take any unreasonable affirmative actions as a condition of such settlement; or (ii) consent to the entry of any judgment that does not include a full dismissal of the litigation or proceeding against the Indemnified Party; provided, however, that should the Indemnified Party disapprove of a settlement proposal pursuant to clause (i)(B) above, the Indemnified Party shall thereafter have all of the responsibility for defending, contesting and settling such Third Party Claim but shall not be entitled to indemnification by the Indemnifying Party to the extent that, upon final resolution of such Third Party Claim, the Indemnifying Party’s liability to the Indemnified Party but for this proviso exceeds what the liability to the Indemnified Party would have been if the Indemnified Party were permitted to settle such Third Party Claim in the absence of the Indemnified Party exercising its right under clause (i)(B) above.

(d) If, in accordance with the foregoing provisions of this Article VIII, an Indemnified Party shall be entitled to indemnification against a Third Party Claim, and if the

Indemnifying Party shall fail to accept the defense of a Third Party Claim which has been tendered in accordance with this Section 8.5, the Indemnified Party shall have the right, without prejudice to its rights of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 8.5, the Indemnified Party defends or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees, expert fees and other expenses of defending the Third Party Claim which are incurred from time to time, forthwith following the presentation to Indemnifying Party of itemized bills for said attorneys’ fees, court costs and other expenses. No failure by the Indemnifying Party to acknowledge in writing its indemnification obligations under this Section 8.5 shall relieve it of such obligations to the extent they exist.

(e) The Indemnified Party shall use commercially reasonable efforts to seek recovery from any insurance policies owned by any Target as of the Closing Date with respect to any Damages eligible for reimbursement under said insurance policies.

Section 8.6 Release by the Seller. The Seller, as of the Closing Date, hereby releases and discharges each Target and its employees, owners, assets, members, managers, officers and directors from, and agrees and covenants that in no event will the Seller commence any litigation or other legal or administrative proceeding against such Target or any of its employees, owners, assets, members, managers, officers or directors, either in law or equity, relating to any and all claims and demands, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages, actual, consequential, or otherwise, past, present and future, arising out of or in any way connected with their ownership of the Target Membership Interests or any employment or consulting relationship (other than for disclosed wages or employee benefits accrued but not yet paid, or under debts for borrowed money as listed on Schedule 8.6 hereto) prior to or at the Closing Date. Except for this Agreement and the agreements entered into hereunder, as of the Closing without further action, all member, voting, preemptive, buy-sell, first refusal or similar rights, employment or consulting rights, by agreement or statute, of the Seller, shall terminate as to securities of each Target and as to each Target.

ARTICLE IX

TERMINATION

Section 9.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing; and

(b) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (i) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) pursuant to Section 10.2, or (iii) if the Closing shall not have occurred on or before March 30, 2006 by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement).

(c) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) pursuant to Section 10.2, or (iii) if the Closing shall not have occurred on or before March 30, 2006 by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

Section 9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach). The provisions of Sections 5.5, 11.8, 11.9, 11.11 and Article XIII shall survive the termination of this Agreement.

ARTICLE X

CONDITION OF VESSELS

Section 10.1 Vessel Surveys and Repairs. The Buyer will arrange for, and the Seller will permit the completion, at the Buyer’s expense, as soon as reasonably possible and in no event later than the Closing Date, and to the satisfaction of the Buyer, of (a) a floating survey of each Vessel to be performed by a qualified surveyor selected by the Buyer, with the condition of each Vessel as set forth in each such survey meeting the Buyer’s satisfaction (the “Floating Survey”); and (b) a physical inspection of each Vessel by ABS or another qualified organization reasonably acceptable to the Buyer, certifying that each Vessel is In-Class and In-Compliance and meets all legal and regulatory requirements, and with the condition of each Vessel as established by each such physical inspection meeting the Buyer’s satisfaction (the “Physical Inspection”) (the Floating Survey and Physical Inspection referred to in this Section 10.1 are referred to collectively as the “Inspections”). Copies of any and all final reports evidencing the Inspections shall be delivered promptly to the Seller.

Section 10.2 Indemnification for Vessel Defects and Repairs. Without limiting the generality of Section 8.2, if any of the Inspections indicates the existence of any Major Defect, the Seller shall indemnify the Buyer Indemnitees for the full cost of repairing or remediating any and all such Major Defect(s) identified in the Inspections (a “Major Defect Repair Cost”), provided, that the Buyer Indemnitees shall not be entitled to indemnification unless the aggregate of all Major Defect Repair Costs identified prior to the Closing exceeds Fifty Thousand Dollars ($50,000) (the “Major Defect Indemnity Basket”), in which case the obligation of Seller to indemnify the Buyer shall only be for one-half of those amounts that exceed $50,000, and provided further, that if the aggregate cost of all Major Repair Costs identified prior to the Closing exceeds Three Hundred Thousand Dollars ($300,000), either Party may terminate this Agreement pursuant to Section 9.1(b) or (c), as the case may be. “Major Defect” shall mean any damage, defect, flaw, or required maintenance with respect to any Vessel or such Vessel’s equipment, hull, systems, tackle, or gear that would reasonably be expected to adversely impact the ability of the Buyer to generate revenue from the use of such Vessel, excluding the lay-up programs specified on Section 4.13(e) of the Disclosure Schedule.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Press Releases and Public Announcements. Neither Party shall issue any press release or make any public announcement or other disclosure relating to the existence or subject matter of this Agreement without the prior written consent of the other Party; provided, however, that any Party may make any public announcement or disclosure concerning its publicly-traded securities it believes in good faith is required by applicable Law, any listing or trading agreement, or the rules and regulations of the New York Stock Exchange (“NYSE”) or the National Association of Securities Dealers Automated Quotations (“NASDAQ”) (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure). At or after the execution of this Agreement, the Seller and the Buyer shall jointly issue a public announcement and/or press release and/or other disclosure, as shall be mutually agreed, of the transactions contemplated by this Agreement.

Section 11.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 11.3 Entire Agreement. This Agreement (including the documents the forms of which are attached as exhibits and schedules hereto) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, representations or obligations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, other than the Confidentiality and Non-disclosure Agreement between Ambassadors and the Seller dated as of October 8, 2004. The Seller acknowledges that the Buyer shall hereafter have no liability with respect to any obligations owed to the Seller under any agreement other than this Agreement (including the documents the forms of which are attached as exhibits hereto).

Section 11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 11.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:	Oregon Rail Holdings, LLC
1200 Naito Parkway
Suite 500
Portland, OR 97209-2829
Telephone: (503) 226-8181
Facsimile: (503) 226-8128
Attn: Townsend E. Carman, President

Copy to:	ORC Holdings, Inc.
330 Grant Street, Suite 1900
Pittsburgh, PA 15219
Telephone: (412) 281-2620
Facsimile: (412) 338-3644
Attn: Russell W. Ayres, III, President

If to the Buyer:	Ambassadors International, Inc.
1071 Camelback Street
Newport Beach, CA 92660
Telephone: (949) 759-5900
Facsimile: (949) 759-5901
Attn: Joseph J. Ueberroth, President and CEO

Copy to:	Latham & Watkins
650 Town Center Drive
Twentieth Floor
Costa Mesa, California 92626-1925
Telephone: (714) 540-1235
Facsimile: (714) 755-8290
Attn: Charles K. Ruck, Esq.

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 11.9 Amendments, Modifications and Waivers. No amendment, modification or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 11.11 Expenses. Each of the Parties will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the negotiation, execution and delivery of this Agreement and all documents related hereto and any expenses related to the due diligence investigation; provided, however, that the Parties will equitably split all charges related to Jim Ellis at Blank Rome in connection with the MARAD Debt. The Seller agrees that none of the Targets has borne and will not bear any of the Seller’s costs and expenses (including any of the Seller’s legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

Section 11.12 Construction. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

Section 11.13 Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 11.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

Section 11.15 Arbitration. The Parties shall negotiate in good faith to resolve any dispute, claim, or controversy of any nature arising out of or relating to this Agreement or the transactions contemplated or consummated hereunder, including, without limitation, any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (each, a “Dispute”). If no resolution of such Dispute can be reached after good faith negotiation and prior to 30 days after delivery of notice of such Dispute, any Party may demand arbitration of the Dispute. In any such arbitration, the Parties agree to employ an arbitrator from the American Arbitration Association (the “AAA”) to assist them in reaching resolution of such Dispute according to the Rules of Commercial Arbitration. The arbitrator shall be a corporate attorney practicing in Orange County, California, with at least fifteen (15) years experience in acquisitions. In the event that, within 30 days after the submission of any Dispute to arbitration, the Parties cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30 day period, each Party shall select one arbitrator. The two arbitrators so selected shall select a third arbitrator, and rulings of a majority of the three shall be the rulings of the arbitrators as a panel. If one Party fails to select an arbitrator during this 15 day period, then the Parties agree that the arbitration will be conducted by one arbitrator selected by the other Party. The fees and expenses of the arbitrator(s) shall be shared equally by the Parties. The arbitrator(s) may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrator(s) shall, within forty-five (45) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator(s) shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator(s) determine that discovery was refused or objected to without substantial justification. The award of the arbitrator(s) shall be the sole and exclusive remedy of the Parties. Judgment on the award rendered by the arbitrator(s) may be enforced in any court having competent jurisdiction thereof, subject only to the revocation on grounds of fraud or clear bias on the part of the arbitrator(s). Notwithstanding anything contained in this Section 11.15 to the contrary, each Party shall have the right to institute judicial proceedings, subject to Section 11.16, against the other Party or anyone acting by, through or under such other party, in order to enforce the instituting Party’s rights hereunder through specific performance, injunction or other relief.

Section 11.16 Submission to Jurisdiction. Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in the State of California and the County of Orange, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.7 above. Nothing in this Section 11.15, however, shall affect the right of either Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

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IN WITNESS WHEREOF, the Parties hereto have executed this MEMBERSHIP INTEREST PURCHASE AGREEMENT as of the date first above written.

AMBASSADORS INTERNATIONAL, INC.

By:	/s/ Joseph J. Ueberroth
Joseph J. Ueberroth

Title:	President and Chief Executive Officer

AMBASSADORS CRUISE GROUP, LLC

By:	/s/ Brian R. Schaefgen
Brian R. Schaefgen

Title:	Chief Financial Officer, Treasurer and Secretary

OREGON RAIL HOLDINGS, LLC

By:	/s/ Townsend E. Carman
Townsend E. Carman